Exhibit 4.6


                         KMOS SEMI-CUSTOM DESIGNS, INC.

                             1989 STOCK OPTION PLAN


1.   Purpose of the Plan.

     The purpose of the 1989 Stock Option Plan (the "Plan) of KMOS Semi-Custom Designs, Inc. (the "Company") is to:

     (a) Furnish incentive to certain key employees chosen to receive options because they are considered capable of responding by improving operations and increasing profits;

     (b) Encourage selected employees to accept or continue employment with the Company or its Affiliates; and

     (c) Increases the interest of selected employees in the Company's welfare through their participation in the growth in value of the ordinary shares, S$0.01 par value, of the Company ("Ordinary Shares").

     To accomplish the foregoing objectives, this Plan provides a means whereby employees may receive options to purchase Ordinary Shares. Options granted under this Plan ("Options") will be either nonqualified options ("NQOs") or Incentive Stock Options ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

2.   Eligible Persons.

     Every person who at the date of grant is an employee of the Company or of any Affiliate of the Company is eligible to receive NQOs or ISOs under this Plan; provided, however, that an ISO may to be granted under this Plan to any person who owns, directly or indirectly, shares of the Company constituting more than ten percent of the total combined voting power of the Company's Outstanding Ordinary Shares, or the stock of an Affiliate of the Company, unless the exercise price of the ISO at the time the option is granted is at least 110 percent of the fair market value of the shares subject to the option, and the option is exercisable for no more than five years after the date of grant, as set forth in Section 6.2. The term "Affiliate" as used in this Plan; means a parent or subsidiary corporation, as defined in the applicable provisions (currently Section 425) of the Code. The term "employee" shall have the meaning ascribed for purposes of Section 3401(c) of the Code and the Treasury Regulations promulgated thereunder and shall include an office or a Director who is also an employee.

3.   Shares Subject To This Plan.

     The total number of shares that may be issued upon the exercise of Options is Three Million (3,000,000) Ordinary Shares. The shares covered by the portion of any grant that expires unexercised under this Plan shall become available again for grants under this Plan. All shares issued under this Plan shall be counted against the Three Million (3,000,000) share limitation. The number of shares reserved for purchase under this Plan is subject to adjustment in accordance with the provisions for adjustment in this Plan. Shares shall be issued from authorized but previously unissued shares.

4.   Administration.

     This Plan shall be administrative by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board which shall not have less than one Board member (in either case, the "Administrator"). No option shall be granted to a director of the Company except (i) by the Board when a majority of the members of the Board, and a majority of the directors acting in the matter, are disinterested persons, or (ii) by the Administrator when the Administrator is composed of three or more persons having full authority to act in the

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matter and each member of the Administrator is a disinterested person. No Option shall be granted to an officer of the Company except (i) by the Board, or (ii) by the Administrator when the Administrator is composed solely of three or more directors, or is composed of three or more persons having full authority to act in the matter and each member of the Administrator is a disinterested person. "Disinterested person" for this purpose, shall have the same meaning as in Rule 16b-3 or any successor rule ("Rule 16b-3") under the Securities Exchange Act of
1934,  as  amended  (the  "Exchange  Act").  This   Administrator  may  delegate
nondiscretionary administrative duties to such employees of the Company as it deems proper. Subject to the provisions of this Plan, the Administrator shall have the authority to select the persons to receive Options under this Plan, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each Option (including whether each Option should be a NQO or an ISO) and to determine all other matters relating to this Plan. To the extent permitted under all applicable laws, no member of the Administrator shall be liable for any act or omission on such member's own part, including but not limited to the exercise of any power or discretion given to such member under this Plan, except for those acts or omissions resulting from such member's own gross negligence or willful misconduct. All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

5.   Granting of Rights.

     5.1 Ten-Year Limitation. No Options shall be granted under this Plan after ten years from the date of adoption of this Plan by the Board of Directors.

     5.2 Written Agreement; Effect. Each Option shall be evidenced by a written agreement, in form satisfactory to the Company, executed by the Company and the person to whom such Option is Granted. If the agreement relates to an ISO or NQO, the agreement shall specify whether each option it evidence is an NQO or an ISO. Failure of the grantee to execute an agreement shall not void or invalidate the grant of an Option; the Option ay not be exercised, however, until the agreement is executed.

     5.3 Annual $100,000 Limitation. In no event shall an ISO be granted pursuant to this Plan which would cause the grantee to be in receipt of ISOs covering shares of the Company which are exercisable for the first time during any calendar year having an aggregate fair market value, determined for each Option as of the date of grant thereof, in excess of $100,000.

     5.4 Advance Approvals. The Administrator may approve the grant of Options under this Plan to persons who are expected to become employees of the Company, but are not employees at the date of approval. In such cases, the Option shall be deemed granted (and the exercise price determined with reference to the fair market value of the underlying shares), without further approval, on the date the grantee becomes an employee and satisfies all requirements of this Plan for Options granted on that date.

6.   Terms and Conditions of Options.

     Each Option shall be designated as an ISO or an NQO and shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall also be subject to the terms and conditions set forth in Section 6.2, but not those set forth in
Section 6.3. ISOs shall also be subject to the terms and conditions set forth in
Section 6.3, but not those set forth in Section 6.2.

     6.1 Terms and Conditions to Which All Options Are Subject. All Options shall be subject to the following terms and conditions:

          6.1.1 Changes in Capital Structure. Subject to Section 6.1.2, if the shares of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, appropriate adjustments shall be made in (A) the number and class of shares subject to this Plan and each Option outstanding under this Plan, and (B) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to

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     issue  fractional  shares  as a result  of any such  adjustment.  Each such adjustment shall be determined by the Administrator in its sole discretion, which determination shall be final and binding on all persons.

          6.1.2 Corporate Transactions. New option rights may be substituted for the Options granted under this Plan, or the Company's obligations to
     Options outstanding under this Plan may be assumed, by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved, in such manner that the then outstanding Options which are ISOs will continue to be "incentive stock options" within the meaning of Section 422A of the Code to the full extent permitted thereby. Notwithstanding the foregoing or the provisions of Section 6.1.1, if such employer corporation, or parent or subsidiary of such employer corporation, does not substitute new option rights for, and substantially equivalent to, the Options granted hereunder, or assume the Options granted hereunder, the Options shall terminate (A) upon dissolution or liquidation of the Company, or similar occurrence, or (B) upon any merger, consolidation, acquisition, separation, or similar occurrence, where the Company will not in economic substance be the surviving corporation; provided, however, that each optionee shall be mailed notice at least 15 days prior to such dissolution, liquidation, merger, consolidation, acquisition, separation, or similar occurrence, and shall have at least 10 days after the mailing of such notice to exercise any unexpired option rights granted hereunder. All Options are considered 100% vested in such event.

          6.1.3 Option Term. Each Option granted under this Plan shall expire ten years from the date of its grant or such earlier date as may be set by the Administrator on the date of its grant.

          6.1.4 Time of Option Exercise. Subject to Section 6.3.3, Options shall be exercisable in accordance with the terms of each eligible person's Option, and shall be exercisable in whole or in part.

          6.1.5 Option Grant Date. Except in the case of advance approvals described in Section 5.4, the date of grant of an Option under this Plan shall be the date as of which the Administrator approves the grant.

          6.1.6 Nonassignability of Option Rights. No Option shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, an Option shall be exercisable only by the optionee or the optionee's guardian or legal representative in the event of disability of the optionee. In the event of voluntary termination of employment or disability, the optionee must offer unexpired options to the Company under the terms of any shareholders' agreement in force on the date of such event.

          6.1.7 Payment. Payment in full, in cash, shall be made for all shares purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company.

          6.1.8 Termination of Employment. Option rights granted to an optionee under this Plan, to the extent such rights have not then expired or been exercised, shall terminate three months after the optionee ceases, for any reason and with or without cause, to be an employee of the Company or any Affiliate of the Company (in either case, "Employment Termination"), and shall not be exercisable on or after said date. In no event, however, shall any such option be exercisable after the specified expiration date of the option term.

          6.1.9 Other Provisions. Each Option may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an "incentive stock option" within the meaning of Section 422A of the Code.

     6.2 Terms and Conditions to Which Only NQOs Are Subject. Options granted under this Plan which are designated as NQOs or which become NQOs shall be subject to the following terms and conditions:

          6.2.1 Exercise Price. The exercise price of an NQO shall be determined by the Administrator provided that in no event shall the exercise price per share be less than the par value of a share.

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          6.2.2  Withholding and Employment Taxes. At the time of exercise of an
     NQO, the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes.

     6.3 Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

          6.3.1 Exercise Price. The exercise price of an ISO, which shall be approved by the Board of Directors, shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined as described in this Section 6.3.1) of the shares covered by the ISO at the time the ISO is granted, except that the exercise price of an ISO granted to any person who owns, directly or indirectly (or is treated as owning by reason of attribution rules, currently set forth in Code Section 425), shares of the Company constituting more than ten percent of the total combined voting power of the Company's outstanding shares, or the stock of any affiliate of the Company, shall in no event be less than 110 percent of such fair market value. In the absence of an established market for the shares; the fair market value thereof shall be determined in good faith by the
     Administrator, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business. If the shares in the Company is regularly quoted by a recognized securities dealer, its fair market value shall be the mean between the closing high bid and low asked quotations for the shares on the date the ISO is granted (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices) as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices then in common use, as reported in the Wall Street Journal or similar publication.

     If the shares of the Company are listed on any established stock exchange, its fair market value shall be the mean between the highest and lowest selling price or the closing bid if no sale occurred, as quoted on such exchange (or the largest such exchange) for the date the ISO is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication.

          6.3.2 Expiration. Unless an earlier expiration date is specified by the Administrator at the time of grant, each ISO granted under this Plan shall expire ten years from the date of its grant, except that an ISO granted to any person who owns, directly or indirectly (or is treated as owning by reason of applicable attribution rules, currently set forth in Code Section 425), shares of the Company constituting more than ten percent of the total combined voting power of the Company's outstanding shares, or the stock of any Affiliate of the Company, shall expire five years from the date of its grant.

          6.3.3 Disqualifying Dispositions. If shares acquired by exercise of an ISO granted pursuant to this Plan is disposed of within two years from the date of grant of the ISO or within one year after the transfer of the shares to the optionee, the holder of the shares immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may require. Such holder shall pay to the Company any withholding and employment taxes which the Company in its sole discretion deems applicable to such disposition. Any disposition not in accordance with this Section 6.3.3 shall be void and of no effect. The Company may instruct its shares transfer agent by appropriate means, including placement of legends or stock certificates, not to transfer shares acquired by exercise of an ISO unless it has been advised by the Company that the requirements of this Section 6.3.3 have been satisfied.

          6.3.4 Withholding and Employment Taxes. At such time or times as the Administrator determines, at or following the time of exercise of an ISO, the optionee shall remit to the Company in cash all federal and state withholding and employment taxes which the Administrator in its sole discretion deems applicable to the exercise of an ISO or the disposition of shares acquired by such exercise. The Administrator may, in the exercise of the Administrator's sole discretion, permit an optionee to pay some or all of such taxes by means of a promissory note on such terms as the Administrator deems appropriate.

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7.   Manner Of Exercise.

     An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, accomplished by an executed stock purchase agreement in form and substance satisfactory to the Company and by payment of the exercise price as provided in Section 6.1.7. The date the Company receives written notice of an exercise hereunder accomplished by payment of the exercise price will be considered as the date such Option was exercised. Promptly after receipt of written notice of exercise of an option, the Company shall allot and issue the shares in respect of which the option is being exercised and deliver to the optionee or such other person a certificate or certificates for the requisite number of shares. An optionee shall not have any privileges as shareholder with respect to any shares covered by the Option until the date of allotment and issuance of the shares.

8.   Employment Relationship.

     Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate an optionee's employment or status as a director at any time, nor confer upon any optionee any right to continue in the employ of, or as a director of, the Company or any of its Affiliates.

9.   Amendment, Suspension, Or Termination of This Plan.

     The Board may at any time amend, alter, suspend, or discontinue this Plan, except to the extent that shareholder approval is required by applicable law; provided, however, no amendment, alteration, suspension, or discontinuation shall be made that would impair the rights of any grantee under any Option theretofore granted, without the grantee's consent. The Board shall have the power to make such changes in this Plan and in the regulations and administrative provisions hereunder or in any outstanding Option and in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Option granted pursuant to this Plan to qualify as an incentive stock option under Section 422A of the Code, subject in al events to the consent of the holder of such Option. However, in the event of a change of control of the voting shares or the sale of substantially all of the assets of the Company, all Options issued under this Plan shall become immediately 100% vested.

10.  Indemnification of Administrator.

     The Company shall indemnify each present and future member of the group constituting the Administrator against, and each member of the group constituting the Administrator shall be entitled without further act on his/her part to indemnify from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by such person in connection with or arising out of any action, suit, or proceeding to the full extent permitted by the laws of the State of California and by the Bylaws of the Company.

11.  Effective Date Of This Plan.

     This Plan shall become effective upon adoption by the Board.